Exhibit 99.2

26-Feb-2026

FTI Consulting, Inc. (FCN)

Q4 2025 Earnings Call

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes	Paul Linton
GlobalHead-Marketing, Communications & Investor Relations, FTI Consulting, Inc.	Interim Chief FinancialOfficer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

Steven Henry Gunby
Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

OTHER PARTICIPANTS

Andrew Nicholas

Analyst, William Blair & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to the FTI Consulting Fourth Quarter and Full Year 2025 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note that this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes

Global Head-Marketing, Communications & Investor Relations, FTI Consulting, Inc.

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2025 earnings results as reported this morning. The management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including the company’s outlook and expectations for full-year 2026 based on management’s current beliefs and expectations. These forward-looking statements involve many risks and uncertainties, assumptions and estimates, and other factors that could cause actual results to differ materially from such statements.

For a discussion of risk factors and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our Investor Relations website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Annual Report on Form 10-K for the year ended December 31, 2025, our quarterly reports on Form 10-Q, and in our other filings with the SEC.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated. FTI assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. During the call, we will discuss certain non-GAAP financial measures. A discussion of any non-GAAP financial measures discussed on this call and reconciliations to the most directly comparable GAAP measures are included in the press release and the accompanying financial tables that we issued this morning.

Lastly, there are two items that are posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical, financial and operating data, which have been updated to include our fourth quarter and full year 2025 results. With these formalities out of the way, I’m joined today by Steve Gunby, our CEO and Chairman; and Paul Linton, our Interim Chief Financial Officer and Chief Strategy and Transformation Officer.

At this time, I’d like to turn the call over to our CEO and Chairman, Steve.

Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Thank you, Mollie. Welcome, everyone. Thank you, all, for joining us today. As I guess some of you have seen already this morning, we reported once again record fourth quarter revenues and record results for this year. I’m hoping that many people on this call know by now that those sorts of record results are not unusual for us. But in this case, given the challenges we faced when we started the year, I’d like to pause on those results a bit more than I typically do and reflect a bit on just how we got here.

If you remember, at the beginning of 2025, we talked about the fact that in 2025 we were probably facing more headwinds than I think perhaps we’ve ever faced during my time here. We talked about the fact in the second half of the year most of our businesses were slow. In fact, we thought some of the markets we were in were slow. And we were bringing that slowness into 2025. We talked about the fact that though we have a terrifically competitive Tech business, it was facing dramatic declines in second request activity.

We talked about the fact that FLC, which was showing the strength we always thought that business could command, was now facing uncertainty regarding demand due to the potential regulatory enforcement changes in the United States. And perhaps most important, on top of all that, we talked about the major challenges we were facing within our Compass Lexecon business, Econ. It’s a great business with the world’s leading professionals, but a business that was facing truly substantial disruption heading into 2025.

If you remember that discussion – those discussions of the headwinds from the beginning of the year, the fact that in the face of all those challenges our teams delivered the 11th year in a row of adjusted EPS growth and another record year of revenue, to me at least and I hope some of you is incredibly powerful. Maybe more powerful and more noteworthy than just simply another record year and maybe even more powerful than our results in the years where everything seemed to go right. The ability to deliver those sorts of results in the face of those challenges to me is about as convincing an argument for the resilience of this company as I could imagine. And to me, it underscores something that I will come back to, which is not just the powerful trajectory of this company over the last while, because powerful trajectories by looking backwards, but the incredibly bright future that that sort of performance portends for this company.

So, let me take a moment to go back through that year in a little bit more detail. In terms of the negative headwinds we talked about at the beginning of the year, unfortunately, most of them turned out to be real. In Tech, the slowdown in second activity request, the second activity levels actually did happen. And in fact, it worsened in the first half of the year. And Corp Fin had an even slower first quarter than we expected. In Compass Lexecon, though we were able during the course of the year to attract some terrific talent, the adjusted EBITDA impact we faced in 2025 was actually substantially worse than we anticipated at the beginning of the year.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

So, how in the face of all that did we end up with this record year? As Paul will talk about, we did have some onetime things that helped us this year, but those are not the primary story. The primary reason we delivered those sorts of powerful results is because we have such a set of multifaceted – set of multifaceted powerful businesses. Not one great business but multiple great businesses. With people in those businesses who take responsibility, who take responsibility for making the core investments that drive the business, who take responsibility for standing by those investments, working them so they can come to fruition. The sorts of actions that we have driven in those businesses in a lot of places around the world in prior years and in 2025 were the actions that allowed us to overcome the headwinds we faced.

Let me give a little bit more detail and let me start with the difficult story, the Tech story this year, at least for parts of the year. Tech business did have a slow year overall. It’s important what we always do when we face a business that slow is evaluate, is it because of the competitive position or is it because of transient market factor? If it’s our position is strong, we continue to support that business, continue to invest in that business. And if you remember, we have over the last few years talked about just how powerful our Tech business is, how it strengthened itself competitively, and how much share it has gained as a result. When we looked at Tech’s performance this year, we did not find that those truths had changed. We found the market was slow, second requests were slow.

So, we supported that business. The great teams we have in that business, we invested, we attracted talent. And so, when the market started to turn later the year, we were the beneficiaries. So, even though Tech business did have a down year overall, you can see in that down year, you can see the resilience, that competitiveness and that strength. And it began to show up once again in Tech’s fourth quarter results.

In Econ, the situation is a bit different. There, the economics did not improve as the year went on. If you remember, the Compass Lexecon disruption really only started to hit us somewhere in the middle of the second quarter. And it intensified as the legacy revenue from the professionals who departed slowed down as the year went on. And though we were able to add some terrific talent, talent that we believe over the long term will be terrific assets for this business, those investments in 2025, as usual, at the outset hurt the P&L. So, unlike Tech, Compass Lexecon did not do a U-turn in terms of quarterly results in 2025. Actually, the year got worse as it went on. And overall, the impact was worse than we anticipated at the beginning of the year.

As I alluded to above, what happened is that those results in Compass Lexecon and Tech were overcome by truly terrific performances in the rest of our businesses, businesses in Corp Fin, in FLC and in Strat Comm. I can’t do possibly do justice to all the effort by all the people to make that come to fruition. In Corp Fin, for example, there are so many things that made a difference. The results there are attributable to both things we did within the year with really terrific nimble management, but also the result of powerful multiyear investments that the teams have made in different practices, in different geographies. Investments that, for example, have allowed us to transform over the last few years our restructuring business from what at one point was primarily a US credit [indiscernible] (00:20:57) restructuring business to being a global leader in restructuring, playing and leading in many places on both creditor and company side, which in turn, I believe, makes us right now the number one or two position in restructuring in more markets around the world than any other player.

Those sorts of moves individually look small, but collectively they have allowed us to move from a position 15 years ago when we were not the prime player to win, say, the bulk of the global Lehman Brothers bankruptcy to today where we are top of mind team, the top of mind team, I believe, to help with the massive global engagements, whether it’s Hertz or Steinhoff a couple of years ago or this year with Sunnova Energy, Spirit Airlines, Wolfspeed or others. And that is just talking to the transformation of our restructuring position.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Equally or perhaps even more powerfully are the results of our investments our teams have made in building multiple businesses beyond restructuring. Our set of transaction businesses, which delivered record results this year, even in slow markets. And our transformation set of services which, despite having some extraordinary low market, delivered a terrific second half of the year. And our teams did all that while continuing to recruit record levels of senior talent and promoting our next generation of expert, which of course bodes extremely well for our future.

In FLC, the progress we have seen reflects the great positions we have built now over multiple year combined with enhanced leadership and enhanced communication of those capabilities to the market. Entering the year, however, even with that strength, we had concern about headwinds from policy shifts like the slowdown in FCPA and other changes in regulations. In the face of those headwinds, our performance in FLC this year, I have to be honest, actually astounded me.

I think there were a couple of different factors that particularly drove it. First of all, in slow markets, it is often the case that the strongest players tend to take share. And I believe the actions and investments that leadership have taken, particularly in the US but not limited to the US, over the last few years have positioned us to win some of the biggest jobs in the market. If you win the biggest jobs in the market, even if there aren’t that many big jobs, you can be up when the market is down. And I think that was part of the reason we were successful this year.

The other reason, I think, was the nimbleness of this team in multiple places around the world. Our leaders believe in the propositions that we’ve built, but they also understand there are multiple potential markets for those propositions, and so understand that the federal government isn’t enforcing certain regulations but the state governments are. We need to go talk to the people who are working with the state [indiscernible] (00:23:50). Our folks did that sort of pivoting activity this year, and that nimbleness allowed us to grow and extend our relevance with clients, even though certain places which had been a big source of revenue in prior years were slow in the face of the regulatory changes.

Let me turn to Strat Comm. Strat Comm, as you know, after close to 10 years of growth had a bit of slowness over the past couple of years. And so early in 2025, the leadership team did re-evaluate some of the best, and they took some corrective action. But at least as important that team also have the confidence to continue to make investments in many parts of the world and in many parts of the business where we’ve been succeeding and have conviction. Those sorts of investments in areas like corporate reputation, public affairs, M&A, activism, crisis, together with some terrific promotions and hires in prior years drove a powerful return to growth for Strat Comm this year.

If you add this all up, the headwinds certainly were there in 2025. The combination of Tech and Econ added up to almost $100 million of adjusted EBITDA headwind last year. Those headwinds were partially overcome by some onetime benefits like positive litigation settlement. But the primary factor driving this outperformance was $135 million of adjusted EBITDA growth in the other three segments.

Let me leave 2025 behind me. And if I may, there are few thoughts about where I believe that leaves us going into 2026 and beyond. Entering 2026, we still have some substantial headwinds, particularly early in the year. The most substantial one involves Compass Lexecon, which Paul will talk about, where we have the full cost impact in our P&L but still haven’t yet started to see anywhere near the full benefit of the people we’ve added. And critically, in the first couple quarters we are cycling the part of the year last year before the disruption really started to impact us. So, for the first half of 2026, the year-on-year comparison will be quite difficult for Econ Consulting.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

The second headwind relates to onetime benefits. Even though they weren’t the primary reason we outperformed in 2025, there were some significant benefits in last year’s first quarter, namely again those positive legal settlements I mentioned. So, again, early in the year we have the issue of cycling those.

The third headwind is different, more fundamental and more related to the business and something we’ve seen from time to time in the past. As you’ve seen, we continue to add senior head count last year, and given our low leverage expert model, we will continue to add senior head count when the right people become available. And as you know, that investment is a negative hit to P&L initially. Although we are a senior-led model and even with AI create efficiencies, we do need also superb junior people to support those senior people. And because of caution coming into last year, we didn’t do quite as good a job as we could have been adding the terrific junior people to support the senior people. And so, we are looking to add junior talent, particularly in the second half of the year.

So, because of those near term headwinds that we are targeting are clearly targeting stronger revenue growth and targeting solid growth in adjusted EPS again next year, we are not yet back to forecasting the sort of double digit growth in EPS that we have averaged since 2017, not yet back to that.

Let me try to put 2024, 2025 and our outlook for 2026 into a broader perspective. If you look over the last 24, 30 months, many competitors have faced some of the slowest markets they’ve seen in many years. And some, like us, have had their own idiosyncratic disruptions of significance. Ours, obviously, being the disruption in Compass Lexecon business. And we’ve been affected by those. Of course, we have, all companies are and all companies faced those sorts of things over time.

If in the face of that we achieved the midpoint of our guidance in 2026, notwithstanding all that, we will deliver adjusted EPS growth for the 12th year in a row, and we will do that while continuing to invest in great senior talent and junior talent. We will have the largest, most powerful group of senior and junior professionals that we’ve ever had. We will be working on the most powerful set of assignments, brand building assignments, supporting our clients on their most critical issues and opportunities, which in turn will further enhance our brand.

To me, that shows once again, yeah, there were lots of idiosyncratic events that can affect you and they can affect you substantially for a bit. There are short-term transient market forces that can be headwinds. But my 40 years of professional services say that if you focus on the things you can control, the things you believe in, making sure you have great value propositions in areas of real importance for clients and you focus relentlessly on being the best in those over any intermediate period, the factors you control trumped the idiosyncratic factors and you persevere, you succeed no matter what the markets are.

I think the last 2 years, as well as the last 5 and 10 have shown that. They show the immense power of having great teams of committed leading experts, particularly in today’s increasingly disrupted world. All of that leaves me notwithstanding any headwinds we faced in 2025 or face in 2026 or beyond enormously confident about the power and future trajectory of this company.

With that, let me turn this over to you, Paul.

Paul Linton

Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Thank you, Steve, and good morning. Good morning, everybody. But as Steve said, we delivered another record year. So, I’m pleased to take you through our full year and quarterly performance and provide our guidance for 2026. Beginning with our full year 2025 results. Record revenues of $3.79 billion increased 2.4% compared to 2024, which reflects record performance in our Corp Fin, FLC, and Strat Comm segments, as each of those businesses delivered double digit organic growth in 2025. This robust growth more than offset declines in our Economic Consulting and Tech segment, which, as Steve discussed, faced headwinds this year.

Important, even with those headwinds which were worse than we anticipated at the beginning of 2025, the breadth and depth of our offerings allowed us once again to deliver record revenues, as well as a record adjusted EBITDA of $463.6 million and record GAAP and adjusted EPS of $8.24 and $8.83, respectively.

Now, turning to the details of the fourth quarter. Revenues of $990.7 million increased 10.7% compared to the prior year quarter. As discussed in our Q3 earnings call, we expected a fourth quarter seasonal slowdown across the business. Instead, revenues increased 3.6% sequentially, with every business, except FLC, delivering sequential growth. Fourth quarter net income of $54.5 million increased 9.7% compared to the prior year quarter. The increase in net income was partially offset by an $11.8-million valuation allowance expense against certain prior year foreign deferred tax assets.

GAAP EPS of $1.78 increased 29% compared to the prior year quarter. Adjusted EPS of $1.78 increased 14.1% compared to the prior year quarter. As a reminder, Q4 2024 adjusted EPS excluded an $0.18 special charge related to severance. Both GAAP and adjusted EPS included the valuation allowance expense, which reduced EPS by $0.38. SG&A of $213.6 million compared to $208.1 million in Q4 of 2024. The increase was primarily due to higher variable compensation, legal and business development expenses, which were partially offset by lower bad debt and travel and entertainment expenses.

Adjusted EBITDA of $106.2 million or 10.7% of revenues compared to $73.7 million or 8.2% of revenues in the prior year quarter. Our fourth quarter effective tax rate of 37.1% compared to 16.9% in Q4 of 2024. Absent the valuation expense, our effective tax rate would have been 23.6%. Billable head count decreased 3.2% and non-billable head count decreased 2.5% compared to the prior year quarter.

Now turning to our performance at the segment level for the fourth quarter. Corp Fin record revenues of $423.2 million increased 26.1% compared to the prior year quarter. The increase was primarily due to higher demand and realized bill rates in turnaround and restructuring, which grew 25%, transactions which grew 46%, and transformation which grew 13%, as well as higher success fees.

Notably in transactions, our strength is more than just market driven. For example, our top 20 engagements in Q4 2025 more than doubled in size compared to Q4 2024. Our engagements have expanded in size and scope as we bring more of our services to our clients across the deal life cycle. In turn on restructuring, our record quarterly revenues were driven by roles in some of the largest bankruptcies around the world, from Spirit Airlines in the US to Prax oil refinery in the UK, and Azul Airlines in Brazil.

In the fourth quarter, turnaround and restructuring represented 47%, transformation represented 28%, and transactions represented 25% of segment revenues. Adjusted segment EBITDA of $80.1 million or 18.9% of segment revenues compared to $44.7 million or 13.3% of segment revenues in the prior year quarter. The increase was primarily due to higher revenues, which is partially offset by an increase in compensation, particularly variable compensation and higher SG&A and pass-through expenses. Sequentially, Corp Fin revenues increased 4.5%, primarily due to a 10% increase in transformation and 6% increase in turnaround and restructuring services – or revenues, which was partially offset by a 4% decrease in transactions.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Turning to FLC. In FLC, revenues of $192.9 million increased 9.7% compared to Q4 2024. The increase was primarily due to higher realized bill rates for risk and investigation services. Notably, financial services has been a key driver of growth throughout 2025 as this industry is facing a convergence of regulatory and technological shifts. For example, we’ve been hired by many leading financial services companies to evaluate whether the use AI models by our clients and their partners are in compliance with regulatory standards. The assessment requires expertise in data analysis and understanding of applicable laws and regulations, as well as experience and credibility with the regulatory agencies.

Adjusted segment EBITDA of $23.8 million or 12.3% of segment revenues compared to $18 million or 10.2% of segment revenues in the prior year quarter. The increase was primarily due to higher revenues, which was partially offset by increase in variable compensation. As I mentioned earlier, FLC was the only business that saw a sequential revenue decline. However, the decline was only 1% compared to an extraordinary Q3, which had record quarterly revenues.

FLC’s fantastic the performance this year showcases how much deep expertise matters when the clients are facing their most high stake challenges and important our ability to shift our focus as clients’ needs change. This is reflected not only in the headline cases our expert supported but also in our revenue per billable professional, which has increased 22% over the last three years.

Economic Consulting revenues of $176.2 million decreased 14.5% compared to Q4 of 2024. The decrease was primarily due to lower demand for non-M&A and M&A-related antitrust services, which is partially offset by higher demand for financial economic services and higher realized bill rates for international arbitration services. Adjusted segment EBITDA of $1 million or 0.6% of segment revenues compared to $15.8 million or 7.7% of segment revenues in the prior year quarter. The decrease was primarily due to lower revenues and an increase in forgivable loan amortization, which was partially offset by lower compensation and bad debt. As you may recall in Q4 of 2024, Economic Consulting had higher than usual bad debt related to one completed matter. Sequentially, Econ revenues increased 1.8%, primarily due to higher national arbitration service revenue.

In Technology, revenues of $99 million increased 9.3% compared to Q4 of 2024. This increase was primarily due to higher demand for litigation and M&A-related second request services. Adjusted segment EBITDA of $14.8 million or 14.9% of segment revenues compared to $6.6 million or 7.2% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues. Sequentially, Technology revenues increased 5.3%, primarily due to higher information governance and litigation services. Important, our Technology revenues increased 7% and adjusted segment EBITDA increased 69% in the second half of 2025 compared to the first half of 2025 due to higher second request and litigation revenues.

Strat Comm revenues of $99.4 million increased 14.8% compared to Q4 of 2024. That increase was primarily due to higher demand for corporate reputation services and an increase in pass-through revenues. Adjusted segment EBITDA of $19 million or 19.2% of segment revenues compared to $13.8 million or 15.9% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by higher pass-through expenses and variable compensation.

Sequentially, Strat Comm’s revenues increased 11.2%, primarily due to a $3.4-million increase in pass-through revenues and higher than expected demand for corporate reputation and financial communications services. Strat Comm’s fantastic Q4 and record 2025 performance underscore the relevance of our expert-driven model when clients are placing [indiscernible] (00:41:27) company issues. And the value of that expertise is reflected in our higher revenue per billable professional.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $152.1 million for the year ended December 31, 2025 compares to $395.1 million for the year ended December 31, 2024. The largest driver of the year-over-year decline was higher forgivable loan issuances. In Q4, we issued $3 million in forgivable loans net of repayment following $18 million, $72 million and $162 million of forgivable loans to existing and new employees and affiliates net of repayments in Q3, Q2 and Q1, respectively, for total issuances of $255 million in 2025.

During the quarter, we repurchased 519,944 shares at an average per share price of $160.58 for a total cost of $83.5 million. During full year 2025, we repurchased 5.3 million shares or 15% of our shares outstanding at an average price of $163.07 for a total cost of $858.6 million. As of December 31, 2025, approximately $491.8 million remained available under our stock repurchase authorization. Days sales outstanding of 80 days at December 31, 2025 compared to 97 days at December 31, 2024.

Now, turning to our 2026 guidance. We are, as usual, providing guidance for revenues and EPS. We estimate that revenue will range between $3.94 billion and $4.1 billion. We estimate GAAP EPS will range between $8.90 and $9.50. We do not expect there to be a variance between GAAP and adjusted EPS.

Our 2026 guidance reflects several key factors that shape our outlook. First, I want to address an issue that is a major focus in the marketplace, AI. Embedded in our guidance is our experience that the proliferation and broad adoption of AI will continue to be a significant positive for FTI. Important, we are not a software developer or relying on commodity services. FTI is a low leverage, expertise-driven firm. We leverage technology in many places, which is in support of highly expert-driven work in crisis situations and in times of transformation. Our competitive advantage is we have senior people, we’re able to operate in high stakes matters where clients need accountability and judgment, and people who can quickly help them navigate those situations to the right results.

Our history has shown that FTI has benefited in periods of disruption when risk is elevated and when markets are facing discontinuous change, regulatory shifts or heightened litigation or businesses need to be rebuilt or restructured. We are already finding that AI is generating entirely new categories of work. For example, we are supporting clients in a new set of high profile disputes which involve AI companies and how users are interacting with AI, from ownership of AI-generated content, the harm caused by AI misinformation and bias, the unauthorized use of data, and privacy concerns. We believe the rapid pace of AI innovation, experimentation and adoption will be one of the most disruptive events in our lifetime. And that disruption is and will drive demand for our experts.

Second, the midpoint of our revenue guidance reflects a 6.1% year-over-year growth. To achieve the midpoint of our range, we expect aggregate revenue growth across Corp Fin, FLC, Tech, and Strat Comm to exceed that midpoint. Corp Fin, FLC, and Strat Comm are coming off record performances in 2025 and enter 2026 with solid momentum. This is particularly true in transactions and restructuring, risk and investigations, construction solutions, and data analytics and corporate reputation. As is typical for our business, this momentum is supported by several large engagements. As those matters conclude, they may not be immediately replaced, which we have reflected in our guidance. Tech rebounded in the second half of 2025 and enters 2026 on a much strengthened trajectory.

Third, our guidance assumes a multiyear rebuild in our Compass Lexecon business. We are excited about the talent we have retained and attracted, and we believe this business has one of the strongest benches of academic economists globally. While we have stabilized our cost base, we continue to face headwinds as we cycle our first half 2025 that was not fully impacted by the revenue – by revenue disruption or increased costs of retaining and attracting talent. As a result of these tough comparisons and certain compensation costs in Q1, we expect Economic Consulting’s adjusted segment EBITDA to reach its lowest point in Q1 2026. We expect the business to no longer be a drag on year-over-year EBITDA growth in the second half of 2026.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Fourth, we continue to invest in talent. In 2025, we announced 85 senior hires. And in 2026, we plan to build teams around these leaders by selectively adding junior, senior – sorry, adding senior professionals where we see the right opportunities. We also expect more junior hiring in parts of the business where hiring lagged in 2025.

Fifth, while we remain committed to disciplined cost control, we expect SG&A expenses for the full year to be approximately $45 million higher than in 2025. In particular, Q1 2026 SG&A is expected to be approximately $30 million higher than Q1 2025, primarily due to legal settlement gains in Q1 2025 that will not recur. We will also hold our all senior manager – senior managing directors meeting in April of 2026, resulting in higher event related expenses, primarily in Q2.

And lastly, we expect an effective tax rate of 22% to 24%, which compares with 27% in 2025. Overall, our guidance reflects our best judgment at the midpoint and recognizes that our largely fixed cost structure can lead to outsized earnings impact from modest changes in revenue.

Before I close, I want to emphasize a few key themes that I believe underscore the attractiveness of our company. First, our diverse portfolio of services allows us to support our clients regardless of economic cycles, from turnaround and restructuring to M&A to cybersecurity investigations to crisis communications. Second, as discussed, we are a top destination for great talent. Third, our management team is focused on both growth and utilization. Fourth, our business generates excellent free cash flow, and we have a strong balance sheet that provides us the flexibility to boost shareholder value through organic growth, share buybacks, and acquisitions when we see the right ones.

These factors combined are powerful, and they have been consistent across quarters and year. That consistency has allowed us to deliver 8 years in a row of record revenues and 11 years in a row of adjusted EPS growth. Important, we delivered this performance not only in the years where market factors were on our side but also in years where we faced headwinds, such as 2025. We are tremendously confident in the power of this company and its potential.

With that, let’s open up the call for your questions.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question today comes from Andrew Nicholas with William Blair. Please go ahead.

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Hi. Good morning. Appreciate you taking my questions. I wanted to start with one that’s pretty similar to the one I started with last quarter, which is just on Economic Consulting. Specifically, how would you – how much of the kind of stabilization quarter-over-quarter or even the improvement in terms of year-over-year declines would you attribute to the market environment versus improved productivity from some of your recent hires? And on the latter point, just broader update on how you’re feeling about the ramp in productivity of the academic-focused hires, in particular, as you look ahead to 2026.

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Thank you, Andrew. Look, I think, as Paul indicated, I think we are not yet at the bottom of the economics of our Econ practice, primarily driven by the Compass Lexecon situation. And, of course, the year-on-year in the first half of this year will continue to be a drag, given the fact that the impacts really didn’t hit us until somewhere in the middle of the second quarter.

And I think that’s because we’ve added cost both to retain people and we’ve added these great people. And as of yet, we have not yet seen material revenue gains. We’ve seen some individuals who brought revenue. Some of the people who came who can bring revenue are still required by their contracts to be doing revenue with their prior employers. And then some of the people we hired are more early stage academics who have longer term futures. So, it is a slow ramp on the revenue side, particularly in the US as what I’m talking about.

I think – and particularly in the US antitrust business, there’s really three different businesses here. The US finance business was hit on the top line to help retain people. We didn’t really lose anybody and the revenue was actually up in 2025, and we feel like that’s in pretty good shape. The European business was down even though we didn’t lose much talent and that might have been market conditions. It might have been us being a little distracted by the fight to keep our people. But we are expecting that to get back to solidity by the second half of the year. And we have early signs that it is – the revenues which are coming back there. The real issue is the US antitrust business where we invested a lot to add that talent and its slow progress.

I think it’s an amazingly good group of economists. It is not an aggressive group of business developers. And so, you got to get out there and let the lawyers know that you have this great talent. And I think it’s taken a while for us to do that. I think we’re now finally doing it in a bigger way and we’re getting receptivity, as you might imagine. And I think if you look recently, for example, the Meta case, which was a major, major case a few weeks ago, the judge cited our testifiers, Dennis Carleton, John List. These are the leading academic that we’re talking about, but I don’t think most lawyers knew that John List was with us until then, and we’re changing that. But I think it’s a work in progress, but it’s a worthwhile endeavor. But I can’t tell you it’s immediate rebound there. Does that help?

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

Yeah. Absolutely. No. That’s super helpful. And then I guess my follow-up question, Paul you talked about AI and the defensibility of the model and this kind of new AI paradigm. But I’m curious maybe addressing or talking about it from a different perspective, which is on the restructuring front. To the extent that AI is a disruptor as we expect it to be, do you expect that to positively impact demand for restructuring, for business transformation? And if that’s the case, how do you feel you’re kind of situated from a staffing or capacity perspective to capture that upside and drive growth in that business in that type of scenario? Thank you.

Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Yeah. Maybe I’ll start and if Steve wants to weigh in. We – I think we believe we have built the number one or number two global restructuring practice. So, from that standpoint, we benefit from disruption in markets as businesses have to go through financial difficulties whether we’re helping on the creditor side or on the company side. From that standpoint, I think we feel well positioned to benefit. Now, the timing of disruption from AI or from other factors, I think that’s anyone’s guess how quickly that will unfold. Surely, there will be winners and losers as AI disrupts various businesses and various industries. Now, whether that hits in 2026 or 2027 or 2028, I think that’s less certain. Regardless, I think we’re well positioned once it starts to happen and once it starts to unfold.

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Maybe I could just broaden that point here. I think that the key thing is our company exists because there is disruption in the world. If the world were calm, no bankruptcies, no crisis, no litigation, no difficulties, no M&A, no stress, I don’t think my company would exist. We exist because the world is complicated, it changes fast, it has disruptive elements, it has – there’s litigation. Somebody does you wrong, you sue somebody. And it takes real expertise to navigate those and to win the litigation and to dive and to figure out what happened on the cyber account and so forth.

So, our company exists because in times of crisis and disruption, you need the leading experts. You don’t need technology, you need leading experts who know how to use the latest technology. And that’s what we are, which is why we are finding that AI so far and we believe going forward will be a positive for our company. So, I hope that’s helpful, Andrew.

Andrew Nicholas Analyst, William Blair & Co. LLC	Q

Yes, it was. Thanks to you both.

Paul Linton Interim Chief Financial Officer and Chief Strategy & Transformation Officer, FTI Consulting, Inc.	A

Thank you.

Operator: [Operator Instructions] The next question comes from James Yaro with Goldman Sachs. Please go ahead.

Q

Good morning, all. [ph] Davim (00:57:40) here on behalf of James. Thanks for taking our questions. I know you’ve touched upon this aspect in the prepared remarks, but could you update us the impact of AI on the business?

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

What are the impacts you are seeing thus far? You’ve talked about this being a positive for the business in 2026. Could you elaborate more around that aspect where you will see any benefits and whether there are any more negative impacts which you can foresee?

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah, look, I think to risk a little redundancy, I think, look, the main places where we’re seeing the benefits is more on the revenue side. Do we have some efficiency gains? Of course. Will we need as many people summarizing EU regulations in Brussels at the lowest level of the summarization function, you don’t need as many. But do you still need people who understand what EU regulations are going to do, the impact on the company, are they going to actually enforce it, the advice, the value-added, you need that, you need that.

And by the way, as the world gets more disruptive and there’s EU regulations on AI, you need people who could do that and understand AI and so forth. And so, we think our Brussels business is a growth business. Do you tweak the leverage a little bit? Yes, you tweak the leverage. But mostly so far, we’re not finding it on efficiency and we haven’t yet torn apart all our cost structures and are claiming big dollar gains on that. Where it is is this disrupted world is triggering demand. And the last question said, will it trigger more bankruptcies and so forth? We suspect it will at some point. I don’t think that’s where it is.

But I think as Paul referred to, in our FLC practice where the regulatory changes, you have AI companies that are – what you call fintech companies that are using AI models, that somebody has to go into that fintech company and figure out is it violating regulatory standards. And that requires somebody who understands regulation, who understands the regulators and is credible with the regulators, who could testify in court if they needed to and understands how to tear apart an AI algorithm.

How many people do you know that can do that? And so, we get work from this. And we think that the more disruption happens from AI, the more those sorts of things are going to happen, whether it’s crisis communications around those sorts of things or it’s bankruptcies around those sorts of things, or it’s investigations around those sorts of things. So, that’s why we’re feeling like over the next years, this is a positive force for a firm that is like ours, a low leverage, expert-driven firm positioned against disruption. Does that help?

Q

Yes. That is super helpful. Thank you so much. As a follow-up, there appears to be some market disruptions that are impacting the capital market which could impact a few of your businesses. Could you speak to whether you’re seeing any impact thus far? And then, could there be some if this AI disruption continues?

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. No – of course I don’t know which one cause there seems to be a lot of disruptions in the market. But for example, I think we were involved in one way or another in a couple of the private credit perturbations that happened a while ago. And, obviously, we have capability to help in any sorts of credit thing there, whether it’s investigations, fraud investigations or it’s bankruptcy or it’s advising creditors on those sorts of things. To the extent that I think Jamie Dimon said when you see a cockroach, you rarely see just one. To the extent, he’s right. We’re positioned on that market to be of help to people.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

But I think in general, when there’s economic dislocation, something pops out, whether it’s bankruptcy or it turns out that somebody is committing fraud or somebody just needs advice or there’s M&A opportunities, we are positioned against all of those. Does that help?

Q

Yes. Again, that’s helpful. One last question from our end. You reduced debt by $145 million Q-o-Q and repurchased less debt than at least what we thought. Could you help us think through the capital deployment priorities from here and a view on the ability to add leverage from here?

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

I didn’t understand the point about us reducing debt less than you expected, is that the question or you’re saying going forward with your question?

Q

No. So, debt reduced by $145 million Q-o-Q in 4Q 2025 and the repurchases were less than what we had actually talked about heading into the earnings. So, just wanted to get some clarity around the capital deployment priorities heading from here.

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Yeah. Look, I think our capital strategy has been the same for since I’ve gotten here, which is part of the thing that makes our company – the two things that create value for our shareholders are organic growth and the ability to sustain organic growth. And then, given that it’s organic growth primarily and it’s not acquisitions, we can grow organically and have very positive cash flow. And so, therefore, the other issue is for use to our cash wisely and our definition of why is use of cash is dependent on circumstances. The eight plus acquisitions that come along, they don’t come along that often and they don’t come along with the right culture or people that often, and they don’t come along with the right culture and cheap, and reasonable price. But when they do, when we have them, we do them. Historically, that’s not been the primary use of cash. When we had high expense debt, we got rid of some of the high expense debt.

And then, on share buybacks, we have been very opportunistic. Our experience is that our company has a sustained growth engine and sometimes the market believes, and then at least 3 times in my 10 years here, the market has fallen out of belief. One in 2017, when even though we were forecasting reaffirmed guidance, the stock dropped into the – back into the 30s. One at the end of 2020 when we said the restructuring boom from COVID was over, and yet it didn’t mean demise for our company because our testifiers were now able to go back in court. And the stock dropped from $154 to, I think, $96.

And then, the third, candidly this year, where we clearly expressed the view of headwinds. But we also expressed the view that those were temporary headwinds that we thought we could overcome, and we don’t believe the market fully understood. And so, we don’t buy shares back every quarter. But when we believe the market has fundamentally over generalized a short-term hit and we think we can create value for our shareholders by going in. And so, I think all three of those times we bought well north of 5% of our company back.

FTI Consulting, Inc. (FCN) Q4 2025 Earnings Call

And so, that’s what we monitor. And if we find the right opportunities, we’re not afraid to jump on it. And as you mentioned, whatever you say about our debt – our debt situation is tiny, right? I mean, I think our net debt in the fourth quarter might have been $100 million, which puts us like a quarter of EBITDA. So, I think we have plenty of opportunity to do whatever seems to make sense going forward. Does that help?

Q

Yes. Thank you for all the answers to the questions.

Steven Henry Gunby Chairman, President & Chief Executive Officer, FTI Consulting, Inc.	A

Thank you.

Operator: As there are no analysts left in our queue, this concludes our question-and-answer session.

Steven Henry Gunby

Chairman, President & Chief Executive Officer, FTI Consulting, Inc.

Let me just say thank you, all, for your attention and your support. It was a interesting year with a fair amount of challenges. I have to say I’m so excited about our team’s ability to weather those challenges. And important, different than when I got here 10 years ago, how many people in our company have now the confident to – if they have a slow quarter to continue to invest behind great businesses and great people. We have now proved time and time again that that works out for the multi-year trajectory. And it builds a firm that people want to join and be part of. It’s a fun journey. We look forward to continuing that with you. Thanks for your time.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.